Exhibit 99.1

American Assets Trust, Inc. Announces Appointment of Alan D. Gold as Director

Company Release – 8/5/11

SAN DIEGO American Assets Trust, Inc. (NYSE: AAT) (the “Company”) announced today that Alan D. Gold has been appointed to the Board of Directors of the Company, effective August 5, 2011. Mr. Gold will serve as an independent director of the Company and become a member of the Company’s audit committee.

Mr. Gold has served as Chairman and Chief Executive Officer of BioMed Realty Trust, Inc. since its formation in 2004. He served as Chairman, President and Chief Executive Officer of BioMed’s privately-held predecessor, Bernardo Property Advisors, Inc., since August 1998. Mr. Gold was a co-founder and served as President and a director of Alexandria Real Estate Equities, Inc., a publicly traded REIT specializing in acquiring and managing laboratory properties for lease to the life science industry, from its predecessor’s inception in 1994 until he resigned as President in August 1998 and as a director at the end of 1998.

“I am pleased to welcome Alan to the Board of Directors of American Assets Trust,” said Ernest Rady, Executive Chairman of the Company. “Alan has considerable experience as a chief executive in the REIT industry and we look forward to benefiting from that experience and his counsel.”

About American Assets Trust, Inc.

American Assets Trust, Inc. is a full service, vertically integrated and self-administered REIT that owns, operates, acquires and develops high quality retail and office, multifamily and mixed-use properties in attractive, high-barrier-to-entry markets primarily in Southern California, Northern California, Hawaii and Oregon. The Company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. The Company’s retail portfolio comprises approximately 3.0 million rentable square feet, and its office portfolio comprises approximately 2.4 million square feet. In addition the company owns one mixed-use property (including approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel) and over 900 multifamily units. The Company intends to elect to be treated as a REIT for U.S. federal income tax purposes, commencing with the taxable year ending December 31, 2011. For additional information, visit www.americanassetstrust.com.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s annual report on Form 10-K and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:

American Assets Trust

Robert F. Barton

Executive Vice President and Chief Financial Officer

858-350-2607